UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 27, 2012

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141568	20-8468508
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

9 North West Fourth Ring Road Yingu Mansion Suite 1708
Haidian District Beijing, People’s Republic of China 100190
(Address of principal executive offices)

+86 10 82525361
(Registrant's telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 27, 2012, China Advanced Construction Materials Group, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“NASDAQ”) notifying the Company that for the preceding 30 consecutive trading days, the market value of publicly held shares (“MVPHS”) of the Company’s common stock had closed below the minimum $5 million requirement for continued listing on The Nasdaq Global Market as required by to NASDAQ Listing Rule 5450(b)(1)(C). The letter stated that the Company has 180 days (or until March 26, 2013) to demonstrate compliance with the MVPHS requirement by maintaining a MVPHS of at least $5 million for a minimum of 10 consecutive trading days.

The letter advised the Company that, in the event the Company believes that it will be unable to regain compliance with the MVPHS requirement by March 26, 2013, that the Company may want to consider submitting an application to transfer to the NASDAQ Capital Market should the Company meet the requirements for continued listing on that market. The Company intends to monitor the MVPHS of its common stock and consider available options to resolve the deficiency and regain compliance with the MVPHS requirement by March 26, 2013.

In the event that the Company does not regain compliance with the MVPHS requirement prior to March 26, 2013, or, alternatively, successfully transfer to the NASDAQ Capital Market, the Company’s common stock will be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2012	CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By: /s/ Xianfu Han
Xianfu Han
Chief Executive Officer